EXHIBIT 99.1

Contact:	Karen L. Dexter
Director, Investor Relations
Ampex Corporation
(650) 367-4111

AMPEX AND SONY SETTLE PATENT LITIGATION

Redwood City, CA November 29, 2004 - Ampex Corporation (OTCBB: AEXCA) today announced that it has reached a settlement with Sony Corporation (NYSE:SNE) whereby Ampex will withdraw the patent litigation it initiated in July 2004 in the International Trade Commission (ITC) and in the Federal District Court for the District of Delaware relating to digital still cameras manufactured and sold by Sony.

Under the terms of the settlement, Sony will be licensed under several Ampex patents to manufacture and sell various products, including digital video tape recorders and digital still cameras. In return for a payment of $40.0 million, Sony will be permitted to use Ampex patents in any of its products for the period through April 2006. After that time, the licenses provide for running royalties based on sales of products including digital video tape recorders and digital still cameras to the extent that they utilize Ampex patents. The licenses provide that their terms are confidential.

Ampex has recently announced patent license agreements with Canon Inc and Sanyo Electric Company Ltd. covering the use of its patents, primarily in digital still cameras. The Company is negotiating with several other manufactures of digital still cameras and camera equipped cellular telephones and currently anticipates that additional patent license agreements will be concluded within the next 90 days.

In October 2004 Ampex initiated litigation against Eastman Kodak Company (NYSE:EK) in the ITC and in the Federal District Court for the District of Delaware for Kodak’s unauthorized use of an Ampex patent in the sale of digital still cameras. The Company may institute additional litigation to enforce its patents if it is not able to conclude licenses on acceptable terms.

Ampex anticipates that it will receive the royalty payment from Sony in its fiscal 2004 fourth quarter.

Ampex Corporation, www.ampex.com, headquartered in Redwood City, California, is one of the world’s leading innovators and licensors of technologies for the visual information age.

This news release contains predictions, projections and other statements about the future that are intended to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of l995 (collectively, “forward-looking statements”). Forward-looking statements relate to various aspects of the Company’s operations and strategies, including but not limited to the effects of having experienced significant losses in the past and the risk that the Company may incur losses in the future; the Company’s limited liquidity and significant indebtedness and interest expense; its sales and royalty forecasts for future periods not being attained, and the risk that the Company will not conclude additional royalty-bearing license agreements covering its digital technologies; the Company’s marketing, product development, acquisition, investment, licensing and other strategies not being successful; possible future issuances of debt or equity securities; the possible incurrence of significant patent litigation expenses or adverse legal determinations finding the Company’s patents not be valid or not to have been infringed; new business development and industry trends; the possible need to raise additional capital in order to meet the Company’s obligations; reliance on a former affiliate to make contributions to the Company’s pension plans which are substantially underfunded; and most other statements that are not historical in nature. Important factors that could cause actual results to differ materially from those described in the forward-looking statements are described in cautionary statements included in this news release and/or in the Company’s 2003 Annual Report on Form 10-K filed with the SEC and its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004, June 30, 2004, and September 30, 2004 filed with the SEC. In assessing forward-looking statements, readers are urged to consider carefully these cautionary statements. Forward-looking statements speak only as of the date of this news release, and the Company disclaims any obligations to update such statements.